Filed Pursuant to Rule 433

Registration No. 333-262954-02

Free Writing Prospectus dated November 14, 2022

CNH Equipment Trust 2022-C

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated November , 2022 (subject to completion, dated November 14, 2022) which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s	Moody’s
Class A-1	A-1+ (sf)	P-1 (sf)
Class A-2	AAA (sf)	Aaa (sf)
Class A-3	AAA (sf)	Aaa (sf)
Class A-4	AAA (sf)	Aaa (sf)
Class B	AA (sf)	Aa2 (sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above. However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category or its equivalent from each of Standard & Poor’s and Moody’s.

Joint Bookrunners of the Class A Notes
Wells Fargo Securities	Barclays	BMO Capital Markets	SOCIETE GENERALE
Co-Managers of the Class A Notes
Academy Securities			NatWest Markets

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-645-3751.